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Exhibit 10.7

NEENAH PAPER

EXECUTIVE SEVERANCE PLAN

THIS DOCUMENT CONSTITUTES THE OFFICIAL PLAN DOCUMENT AS
WELL AS THE SUMMARY PLAN DESCRIPTION OF THIS PLAN.

NEENAH PAPER
EXECUTIVE SEVERANCE PLAN

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ARTICLE VII CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY		8
7.1	Gross-Up Payment	9
7.2	Determinations by Accounting Firm	9
7.3	Timing of Gross-Up Payment	9
7.4	Claims by Internal Revenue Service	9
7.5	Refunds of Excise Taxes	10
7.6	Tax Withholding	10
ARTICLE VIII RELEASE AND RESTRICTIVE COVENANTS		10
ARTICLE IX OTHER TERMS AND CONDITIONS		11
ARTICLE X NONASSIGNABILITY		11
ARTICLE XI UNFUNDED PLAN		11
ARTICLE XII MITIGATION AND SETTLEMENT OF CLAIMS		11
12.1	No Duty to Mitigate	11
12.2	Full Settlement	11
ARTICLE XIII TERMINATION AND AMENDMENT OF THIS PLAN		11
ARTICLE XIV SUCCESSORS		12
ARTICLE XV ERISA RIGHTS		12
ARTICLE XVI MISCELLANEOUS		13
16.1	General Plan Information	13
EXHIBIT "A"		15
EXHIBIT "B"		16

ii

NEENAH PAPER
EXECUTIVE SEVERANCE PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE OF THE PLAN

1.1
Establishment of the Plan. Neenah Paper, Inc. (the "Company") hereby establishes a flexible benefits plan for its Eligible Employees, to be known as the Neenah Paper Executive Severance Plan (the "Plan"), as set forth in this document.

1.2
Background. Effective as of November 30, 2004 (the "Distribution Date"), a spin-off of the Company, then an affiliate of Kimberly-Clark Corporation ("KC"), was effectuated by the distribution of Company shares to Kimberly-Clark Corporation's shareholders. In connection with the spin-off transaction, the Company agreed to establish an executive severance plan similar to the Kimberly-Clark Corporation Executive Severance Plan (the "KC Plan") for the benefit of certain key executives of the Company.

1.3
Purpose of Plan. The purpose of this Plan is to assure the Company that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Company notwithstanding the possibility, threat or occurrence of a change of control of the Company. In the event the Company receives any proposal from a third person concerning a possible business combination with the Company, or acquisition of the Company's equity securities, or otherwise considers or pursues a transaction that could lead to a change of control, the Board of Directors of the Company believes it imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a possibility. Should the Company receive or consider any such proposal or transaction, in addition to their regular duties, such key executives may be called upon to assist in the assessment of the proposal or transaction, to advise management and the Board as to whether the proposal or transaction would be in the best interest of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

1.4
Type of Plan. This Plan is intended to be an employee welfare benefit plan for severance benefits within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

1.5
Effective Date. The effective date of the Plan is December 1, 2004.

ARTICLE II

DEFINITIONS

        As used in this plan, the following terms shall have the following respective meanings:

2.1
Accounting Firm. Deloitte & Touche LLP or such other certified public accounting firm designated by the Company.

2.2
Affiliate. The Company and any company, person or organization which, on the date of determination, (A) is a member of a controlled group of corporations (as defined in Code section 414(b)) which includes the Company; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with (within the meaning of Code section 414(c)) the Company; (C) is a member of an affiliated service group (as defined in Code section 414(m)) which includes the Company; or (D) is otherwise required to be aggregated with the Company pursuant to Code section 414(o) and regulations promulgated thereunder.

2.3
Annual Bonus Amount. For any Participant, the target-level award payable to the Participant for the year in which the Relevant Date occurred (or, if such target-level award has not been established at that time, for the preceding year) or, if higher, for any subsequent year that begins before the Qualified Termination of Employment, under the Neenah Paper, Inc. Management Incentive Program, as applicable, or any successor or additional annual bonus plan.

2.4
Board. The Board of Directors of the Company.

2.5
Cause. Any of the following:

(A)
Willful failure to perform his duties and responsibilities;

(B)
Embezzlement, fraud, or misappropriation against or with respect to the Company, its subsidiaries and/or their assets;

(C)
Conviction of a felony charge or a plea of guilty or nolo contendre to a felony charge;

(D)
Use of alcohol and/or drugs (whether prescription or nonprescription) which impairs the Participant's ability to perform his duties and responsibilities;

(E)
Unlawful trading in the securities of any corporation (including the Company) based on information gained as a result of the Participant's performance of services for the Company;

(F)
Violation of any of the corporate policies, work rules or standards of the Company, including but not limited to the Code of Conduct, sexual harassment policy and insider trading policy, or violation of any applicable statute, regulation, or rule, or provision of any applicable code of professional ethics; or

(G)
Willful disclosure to unauthorized persons of confidential information or trade secrets of the Company.

2.6
Change of Control. Any of the following events:

(A)
Acquisition of Substantial Percentage. The acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who on the Effective Date is the Beneficial Owner of thirty percent (30%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of Section 2.6(C) hereof;

(B)
Change in Majority of Board Members. During any period of two consecutive years, individuals who at the beginning of such period constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board;

(C)
Reorganization, Merger or Consolidation. Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of Directors of the Company resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more Affiliates) (the "Successor Entity") in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; and (ii) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to paragraph (b) of this Section) at the time of the execution of the initial Participation Agreement or of the action of the Board providing for such Business Combination; or

  (D)
  Liquidation or Dissolution. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.7
Code. The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

2.8
Committee. The Compensation Committee of the Board.

2.9
Company. Neenah Paper, Inc., a Delaware corporation.

2.10
Eligible Executive. Those key executives of the Company and its Affiliates who are from time to time designated by the Chief Executive Officer as eligible to participate in the Plan and are so designated on Exhibit "A" hereto. Notwithstanding the above, the Committee may approve criteria for the Chief Executive Officer to use for eligibility purposes of the Plan and shall approve participation in the Plan by the executive officers of the Company.

2.11
Equity Plan. The Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Plan, and any successor or additional plans under which a Participant receives stock options, restricted stock or other equity-based compensation.

2.12
Excise Tax. The excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

2.13
Good Reason. Any of the following:

(A)
the assignment to the Participant of any duties inconsistent with the Participant's position as a key executive officer of the Company or a substantial adverse alteration in the nature of the Participant's responsibilities and position from those in effect immediately prior to the Change of Control, other than such alteration primarily attributable to the fact that the Company is no longer a public company;

(B)
a reduction by the Company of the Participant's annual base salary by five percent (5%) or more as in effect immediately prior to the Change of Control, except for across-the-board salary reductions similarly affecting all key executives of the Company;

  (C)
  without the express written agreement of the Participant, any assignment or change in duties that would require the relocation of the Participant's work place to a location that is more than fifty (50) miles from the Participant's work place immediately prior to a Change in Control of the Company; provided however, the relocation of the Participant's work place must also increase the regular commute distance between the Participant's residence and work place by more than fifty miles (one-way).

  (D)
  the failure of the Company to pay as soon as administratively feasible, after notice from the Participant, any portion of the Participant's current compensation;

  (E)
  the failure of the Company to continue in effect any compensation plan in which the Participant participates immediately prior to the Change of Control which is material to the Participant's total compensation, including but not limited to the Company's stock option, incentive compensation, and bonus plans, or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (which is embodied in an ongoing substitute or alternative plan but which need not provide the Participant with equity-based incentives) has been made with respect to such plan, or the failure by the Company to continue the Participant's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than the benefits provided to other participants;

  (F)
  the failure by the Company to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the Participant was participating at the time of the Change of Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant at the time of the Change of Control, or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change of Control.

  The Participant's right to terminate the Participant's employment for Good Reason shall not be affected by the Participant's incapacity due to physical or mental illness. However, in order to terminate employment for Good Reason, (1) the Participant must give the Company a notice setting forth the circumstances of the act or failure to act alleged to constitute Good Reason within 30 days after the Participant first has actual notice of such act or failure, and stating that the Participant has determined that such act or failure constitutes "Good Reason" hereunder, (2) the Company must fail to correct such act or failure within 30 days after it receives such notice from the Participant, and (3) the Participant must actually terminate his or her employment during the period of 30 days beginning 30 days after the Company receives such notice.

2.14
Net After-Tax Receipt. The Value of a Payment, net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Participant's taxable income for the immediately preceding taxable year.

2.15
Parachute Value. With respect to a Payment, the present value as of the date of the Change of Control for purposes of Code Section 280G of the portion of such Payment that constitutes a "parachute payment" under Code Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

2.16
Participant. An Eligible Executive who is a party to a Participation Agreement which has not been terminated in accordance with the terms of this Plan.

2.17
Payment. Any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

2.18
Plan Year. The short period beginning on the Effective Date and ending on December 31, 2004; and thereafter, each twelve calendar month period beginning on January 1 and ending on the following December 31.

2.19
Qualified Termination of Employment. The termination of a Participant's employment with the Company and/or its Affiliates either:

(A)
within the two (2) year period following a Change of Control of the Company due to the following: (i) by the Company without Cause, or (ii) by the Participant with Good Reason;

(B)
by the Company without Cause before a Change of Control, if a Change of Control occurs within one year after such termination and it is reasonably demonstrated by the Participant that such termination of employment was at the request of a third party that had taken steps reasonably calculated to effect a Change of Control or otherwise arose in connection with or in anticipation of a Change of Control.

  A transfer of employment for administrative purposes among the Company and its Affiliates shall not be deemed a Qualified Termination of Employment, but if such a transfer results in the occurrence of Good Reason, the affected Participant shall have the right to terminate employment for Good Reason and such termination shall be a Qualified Termination of Employment.

2.20
Reduced Amount. With respect to a Participant, the greatest aggregate amount of Separation Payments which (a) is less than the sum of all Separation Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the Participant were paid the sum of all Separation Payments.

2.21
Relevant Date. In the case of a Qualified Termination of Employment as described in subsection (B) of the definition of "Qualified Termination of Employment," the date of such Qualified Termination of Employment, and, in all other cases, the date of the Change of Control.

2.22
Separation Payment. With respect to a Participant, a Payment paid or payable to the Participant pursuant to this Plan (disregarding Article VII of this Plan).

2.23
Severance Period. The period of two (2) years beginning on the date of the Qualified Termination of Employment.

2.24
Value. With respect to a Payment, the economic present value of a Payment as of the date of the Change of Control for purposes of Code Section 280G, as determined by the Accounting Firm using the discount rate required by Code Section 280G(d)(4).

ARTICLE III

PARTICIPATION

3.1
Participation. Upon designation as an Eligible Executive, the Executive shall be offered a Participation Agreement in the Plan (in the form shown as Exhibit B hereto) and upon execution and delivery thereof by the Eligible Executive evidencing such Eligible Executive's agreement not to voluntarily leave the employ of the Company and its Affiliates and to continue to render services during the period of any threatened Change of Control of the Company, such Eligible Executive shall become a Participant in the Plan. A Participant shall cease to be a Participant in the Plan upon the termination of the Participant's Participation Agreement or the termination of the Plan.

ARTICLE IV

TERMINATION OF EMPLOYMENT OF PARTICIPANTS

4.1
Termination of Employment of Participants. Nothing in this Plan shall be deemed to entitle a Participant to continued employment with the Company and its Affiliates and the rights of the Company to terminate the employment of a Participant shall continue as fully as though this Plan were not in effect, provided that any Qualified Termination of Employment shall entitle the Participant to the benefits herein provided. In addition, nothing in this Plan shall be deemed to entitle a Participant under this Plan to any rights, or to payments under this Plan, with respect to any plan in which the Participant was not a participant prior to a Qualified Termination of Employment.

ARTICLE V

PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT

5.1
Cash Severance Payment. Subject to Article VIII hereof, in the event of a Qualified Termination of Employment of a Participant, a lump sum cash payment shall be made to such Participant as compensation for services rendered, in an amount (subject to any applicable payroll or other taxes required to be withheld) equal to the sum of the amounts specified in subsections (A) through (F) below. Payment shall be made to the Participant within fifteen (15) days following the last day of employment with the Company, except (i) to the extent any amount is not then calculable, such portion shall be paid as soon as practicable following the ability to calculate the amount; (ii) to the extent amounts are payable under subsections (C), (D) and/or (E), such amounts shall not be payable until the date following six (6) months after the last day of employment; and (iii) to the extent otherwise as may be required by law:

(A)
Salary Plus Incentive Compensation. A lump sum amount equal to two (2) times the sum of (a) the Participant's annual base salary at the rate in effect immediately prior to the Relevant Date or, if higher, immediately before the Qualified Termination of Employment, plus (b) the Annual Bonus Amount;

(B)
Equity Plan. All grants and awards that were granted to the Participant under the Company's Equity Plan, including but not limited to any substitute plans adopted prior to the Relevant Date (or any successor or additional plan), that were outstanding both on the Relevant Date and on the date immediately before the Qualified Termination of Employment, shall be governed by and subject to the provisions of the Equity Plan.

(C)
Neenah Paper 401(k) Retirement Plan. A lump sum amount equal to any benefits under the Neenah Paper 401(k) Retirement Plan (or any successor or additional plan) that the Participant forfeits as a result of his or her termination of employment, based upon the value of the Participant's account as of the most recent valuation date before the date of the Qualified Termination of Employment; provided that this benefit shall be payable from the general assets of the Company;

(D)
Neenah Paper Retirement Contribution Plan. A lump sum amount equal to (a) in the case of a Participant, the Participant's annual Retirement Contributions under the Neenah Paper Company Retirement Contribution Plan (or any successor or additional plans) and the Neenah Paper Supplemental Retirement Contribution Plan (or any successor or additional plans) (collectively, the "Retirement Contribution Plan") to which the Participant would have been entitled if he had remained employed by the Company for the Severance Period at the rate of annual compensation specified in Section 5.1(A) above except that the Annual Bonus Amount shall be treated as earned for the year in which termination occurred and the balance of the Severance Period and no award actually earned in, and paid for, the year in which termination occurred shall be considered, plus (b) for all Participants, an amount equal to any benefits under the Retirement Contribution Plan (or any successor or additional plan) that the Participant forfeits as a result of his or her termination of employment, based upon the value of the Participant's account as of the most recent valuation date before the date of the Qualified Termination of Employment, provided that this benefit shall be payable from the general assets of the Company;

  (E)
  Neenah Paper Pension Plan. In the case of a Participant who participates in the Neenah Paper Pension Plan, a lump sum retirement benefit, in addition to any benefits received under the to the Neenah Paper Supplemental Pension Plan (or any successor or additional plans) and (the "Supplemental Plan") and the Neenah Paper Pension Plan (or any successor or additional plans) (the "Pension Plan"), in an amount equal to the difference between (a) the benefits under the Pension Plan and the Supplemental Plan to which the Participant would have been entitled if such Participant had remained employed by the Company for the Severance Period, at the rate of annual compensation specified in Section 5.1 (A) above except that the Annual Bonus Amount shall be treated as earned for the year in which termination occurred and the balance of the Severance Period and no award actually earned in, and paid for, the year in which termination occurred shall be considered, minus (b) the benefits to which the Participant would actually have been entitled under the Pension Plan and the Supplemental Plan; provided that this benefit shall be equal to the actuarial present value of a straight life annuity without level income option; and provided further that this benefit shall be payable from the general assets of the Company; and

  (F)
  Medical and Dental Benefits. A lump sum amount equal to the amount of the monthly premiums that the Participant would be required to pay, if he or she elected "COBRA" continuation coverage under the medical and dental plans of the Company in which the Participant was participating immediately before the Qualified Termination of Employment, based upon the premium rates in effect as of the date of the Qualified Termination of Employment, times 24. In addition, the Participant shall receive a cash payment for his or her accrued retiree medical credits (with no additional age or service provided and no additional enhanced access to retiree medical).

5.2
Outplacement Services. In addition to the cash Payments described in Section 5.1, the Participant shall be entitled to receive professional outplacement services for up to the lesser of (i) two (2) years or (ii) a total of $50,000 cost, by an outplacement service provider selected by the Company.

ARTICLE VI

CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY

6.1
Determination of Need for Reduction. Notwithstanding anything in this Plan or any Participation Agreement to the contrary, in the event that the Accounting Firm shall be determined that (i) any Payment to a Participant would be subject to the Excise Tax, but (ii) the Parachute Value of all Payments to the Participant does not exceed 110% of the Safe Harbor Amount, then the Accounting Firm shall determine the amount of the necessary reduction of the Participant's Separation Payments in order to meet the definition of a Reduced Amount. All fees payable to the Accounting Firm with respect to this Section shall be paid solely by the Company.

6.2
Participant Election of Reduced Payments.

(A)
Notice and Election by Participant. If the Accounting Firm determines that aggregate Separation Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his or her sole discretion, which and how much of the Separation Payments shall be eliminated or reduced (as long as after such election the Value of the aggregate Separation Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within ten (10) days of his receipt of notice.

  (B)
  Failure of Participant to Make Election. If no such election is made by the Participant within such ten-day period, the Company shall elect which of such Separation Payments shall be eliminated or reduced (as long as after such election the Value of the aggregate Separation Payments equals the Reduced Amount) and shall notify the Participant promptly of such election.

  (C)
  Binding Determinations by Accounting Firm. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within sixty (60) days of a termination of employment of the Participant.

  (D)
  Timing of Payment. As promptly as practicable following such determination of the Reduced Amount, the Company shall pay to or distribute for the benefit of the Participant such Separation Payments as are then due to the Participant under this Plan.

  (E)
  Overpayments and Underpayments. While it is the intention of the Company to reduce the amounts payable or distributable to a Participant hereunder only if the aggregate Net After Tax Receipts to the Participant would thereby be increased, as a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder.

  (F)
  Overpayment. In the event that the Accounting Firm determines that an Overpayment has been made, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success, any such benefit of a Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable federal rate provided for in Code Section 7872(f)(2); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by a Participant to the Company if and to the extent (i) such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Sections 1 and 4999 or generate a refund of such taxes, or (ii) such deemed loan would violate any applicable laws or regulations.

  (G)
  Underpayment. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Code Section 7872(f)(2).

ARTICLE VII

CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

7.1
Gross-Up Payment. Notwithstanding anything in this Plan or any Participation Agreement to the contrary, in the event that the Accounting Firm shall determine that (i) any Payment to a Participant would be subject to the Excise Tax, and (ii) the Parachute Value of all Payments to the Participant exceeds 110% of the Safe Harbor Amount, then the Participant shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. If it shall be determined that (i) any Payment to a Participant would be subject to the Excise Tax, but the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Participant and the provisions of Article VI of this Plan shall apply to that Participant. The Company's obligation to make Gross-Up Payments under this Article VII shall be conditioned upon the Participant's termination of employment.

7.2
Determinations by Accounting Firm. Subject to the provisions of Section 7.4, all determinations required to be made under this Article VII, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 7.4 and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

7.3
Timing of Gross-Up Payment. Any Gross-Up Payment, as determined pursuant to this Article, shall be paid by the Company to or for the benefit of the applicable Participant within five (5) days of the receipt of the Accounting Firm's determination.

7.4
Claims by Internal Revenue Service. Each Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Participant is informed in writing of such claim. The Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall:

(A)
give the Company any information reasonably requested by the Company relating to such claim,

(B)
take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C)
cooperate with the Company in good faith in order effectively to contest such claim, and

(D)
permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 7.4, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Participant and direct the Participant to sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Participant to pay such claim and directs the Participant to sue for a refund, the Company shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

7.5
Refunds of Excise Taxes. If, after the receipt by a Participant of a Gross-Up Payment or payment by the Company of an amount on the Participant's behalf pursuant to Section 7.4, the Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Participant shall (subject to the Company's complying with the requirements of Section 7.4, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Participant's behalf pursuant to Section 7.4, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7.6
Tax Withholding. Notwithstanding any other provision of this Plan, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of a Participant, all or any portion of any Gross-Up Payment, and by signing an Participation Agreement, the Participant shall consent to such withholding.

ARTICLE VIII

RELEASE AND RESTRICTIVE COVENANTS

        Any and all Payments and other benefits provided under this Plan are contingent upon, and shall not become payable until, the Participant executes an agreement providing for a general release of all claims against the Company, as well as noncompete, nondisclosure, nonsolicitation of customers and employers and nondisparagement provisions upon his or her termination of employment.

ARTICLE IX

OTHER TERMS AND CONDITIONS

        The Participation Agreement to be entered into pursuant to this Plan shall contain such other terms, provisions and conditions not inconsistent with this Plan as shall be determined by the Board. Where appearing in this Plan or the Participation Agreement, the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise.

ARTICLE X

NONASSIGNABILITY

        Each Participant's rights under this Plan shall be nontransferable except by will or by the laws of descent and distribution.

ARTICLE XI

UNFUNDED PLAN

        The Plan shall be unfunded and all costs of the Plan shall be paid from the Company's general assets. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by benefits under the Plan. Neither the Company nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Company to any Participant with respect to any benefit shall be based solely upon any contractual obligations created by the Plan and the Participation Agreement; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company.

ARTICLE XII

MITIGATION AND SETTLEMENT OF CLAIMS

12.1
No Duty to Mitigate. In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.

12.2
Full Settlement. In the event that a Participant contests the Company's interpretation of any provision of this Plan or the value of any Payment hereunder, and such Participant prevails through legal arbitration proceedings on at least a major point or significant portion of such contest, the Company agrees to reimburse the Participant, to the full extent permitted by law, all legal fees reasonably incurred by the Participant in such contest, up to a maximum of $50,000.

ARTICLE XIII

TERMINATION AND AMENDMENT OF THIS PLAN

        The Board shall have power at any time, in its discretion, to amend or terminate this Plan, in whole or in part; except that no amendment or termination shall impair or abridge the obligations of the Company under any Participation Agreements previously entered into pursuant to this Plan except as expressly permitted by the terms of such Participation Agreements.

ARTICLE XIV

SUCCESSORS

        The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Plan and the Participation Agreements in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

ARTICLE XV

ERISA RIGHTS

        Participants in the Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

  •
  Examine, without charge, at the office of the Plan Administrator and at other specific locations such as worksites and union halls, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U. S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

  •
  Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may request a reasonable charge for the copies.

  •
  Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Action by Plan Fiduciaries

  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the employer, a union, or any other person, may fire a participant or otherwise discriminate against a participant in any way to prevent that participant from obtaining a pension benefit or exercising your rights under ERISA.

Enforce Your Rights

  If a claim for a benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

  Under ERISA, there are steps the participant can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court (although you may be required to complete the Plan's appeals process before a court will hear your claim). In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in a Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

Assistance with Your Questions

  If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

ARTICLE XVI

MISCELLANEOUS

16.1
General Plan Information.

(A)
Name, address and telephone number of Plan Sponsor (the Company):

      Neenah Paper, Inc.
      3460 Preston Ridge Road
      Preston Ridge III, Suite 600
      Alpharetta, GA 30005

  (B)
  Employer identification number of Plan Sponsor: 20-1308307

  (C)
  Plan number assigned to the Plan: 513

  (D)
  Type of plan: Welfare benefit severance plan.

  (E)
  Form of Plan Administration: Self-administered by the Plan Sponsor.

  (F)
  Name, address and telephone number of the Plan Administrator:

      Neenah Paper, Inc.
      Plan Administrative Committee
      3460 Preston Ridge Road
      Preston Ridge III, Suite 600
      Alpharetta, GA 30005

  (G)
  Service of legal process may also be made upon the Plan Administrator.

  (H)
  Funding Medium: Benefits under the Plan are paid from the general assets of the Employer.

        IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

NEENAH PAPER, INC.
By:	/s/ SEAN T. ERWIN
Name:	Sean T. Erwin
Title:	President and Chief Executive Officer
Date:	12/1/2004

EXHIBIT "A"

NEENAH PAPER
EXECUTIVE SEVERANCE PLAN

Name Of Participant	Title	Effective Date Of Participation
Sean T. Erwin	President and Chief Executive Officer	December 1, 2004
Bonnie J. Cruickshank-Lind	Chief Financial Officer	December 1, 2004
Steven S. Heinrichs	Vice President and General Counsel	December 1, 2004
William K. O'Connor	President, Paper Business	December 1, 2004
James R. Piedmonte	Vice President, Operations	December 1, 2004
Jon C. Wall	Vice President, Research & Development	December 1, 2004
Richard F. Read	Vice President, Human Resources	December 1, 2004
Dennis P. Runsten	Vice President, Supply and IT	December 1, 2004
William B. McCarthy	Vice President, Investor Relations and Analysis	December 1, 2004
John J. Herson	Vice President, Tax	December 1, 2004
Lawrence Brownlee	Vice President and Controller	December 1, 2004

Approved by:	/s/ SEAN T. ERWIN Sean T. Erwin Chief Executive Officer

EXHIBIT "B"

FORM OF PARTICIPATION AGREEMENT

        I hereby agree to become a Participant in the Neenah Paper Executive Severance Plan, effective as of                        , 200  . I acknowledge that I have received a copy of the Executive Severance Plan document.

        As part of my participation in the Plan and in consideration for the benefits that I may become entitled to thereunder, I hereby agree that I will not voluntarily terminate my employment with Neenah Paper, Inc. and its Affiliates (the "Company") during any period of a threatened Change in Control of the Company.

        If I should voluntarily terminate my employment with the Company for any reason at any time, I hereby acknowledge and agree that I will immediately cease participation in the Executive Severance Plan and shall not be eligible for any payments or benefits under the Executive Severance Plan.

Signature of Participant
Name of Participant:
Title:
Date:

QuickLinks

NEENAH PAPER EXECUTIVE SEVERANCE PLAN
TABLE OF CONTENTS
NEENAH PAPER EXECUTIVE SEVERANCE PLAN
ARTICLE I ESTABLISHMENT AND PURPOSE OF THE PLAN
ARTICLE II DEFINITIONS
ARTICLE III PARTICIPATION
ARTICLE IV TERMINATION OF EMPLOYMENT OF PARTICIPANTS
ARTICLE V PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT
ARTICLE VI CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY
ARTICLE VII CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY
ARTICLE VIII RELEASE AND RESTRICTIVE COVENANTS
ARTICLE IX OTHER TERMS AND CONDITIONS
ARTICLE X NONASSIGNABILITY
ARTICLE XI UNFUNDED PLAN
ARTICLE XII MITIGATION AND SETTLEMENT OF CLAIMS
ARTICLE XIII TERMINATION AND AMENDMENT OF THIS PLAN
ARTICLE XIV SUCCESSORS
ARTICLE XV ERISA RIGHTS
ARTICLE XVI MISCELLANEOUS
EXHIBIT "A" NEENAH PAPER EXECUTIVE SEVERANCE PLAN
EXHIBIT "B" FORM OF PARTICIPATION AGREEMENT